                                                                    EXHIBIT 99.1

                                                         Contact: Brian K.Miller
                                                        Vice President - Finance
                                                        Tyler Technologies, Inc.
                                                                  (972) 713-3720
                                                   bmiller@tylertechnologies.com

                                                           FOR IMMEDIATE RELEASE


                           TYLER TECHNOLOGIES REPORTS
                           FIRST QUARTER 2003 EARNINGS

              OPERATING INCOME INCREASES 75% ON 12% REVENUE GROWTH


DALLAS, TEXAS, MAY 1, 2003 -- Dallas-based Tyler Technologies, Inc. (NYSE: TYL) today reported earnings for the quarter ended March 31, 2003. Tyler provides a broad array of software products and related professional services to meet the information management needs of counties, cities, schools and other local government offices nationwide.

Revenues for the quarter ended March 31, 2003 increased 12% to $32.3 million from $28.9 million in the quarter ended March 31, 2002. Operating income for the quarter ended March 31, 2003 was $1.8 million, an increase of 75% compared with operating income of $1.0 million in the same quarter of 2002.

Net income for the three months ended March 31, 2003 amounted to $17.3 million, or $0.36 per diluted share. Included in first quarter 2003 net income is a gross realized gain of $23.2 million ($16.2 million, or $0.34 per share after income taxes) in connection with the cash sale of Tyler's entire investment in H.T.E., Inc (HTE). Net income for the quarter ended March 31, 2002 was $562,000, or $0.01 per share.

For the first quarter of 2003, EBITDA, or earnings before interest, income taxes, depreciation and amortization, amounted to $27.1 million, or $0.57 per share (including $23.2 million, or $0.49 per share, relating to the gross realized gain on the sale of Tyler's investment in HTE). EBITDA for the first quarter of 2002 amounted to $3.0 million, or $0.06 per share.

"We are pleased to report a continuation of positive trends in Tyler's revenues and earnings," said John M. Yeaman, Tyler's President and Chief Executive Officer. "Our software-related revenues (software licenses, software services, and maintenance) grew in the aggregate 23% over the first quarter of 2002. This increase reflects continued success in our strategy to grow through geographic expansion and to expand our business with larger governments. The growth in our software-related revenues was offset somewhat by a 13% reduction in our appraisal services revenues following the completion of our initial three-year reassessment contract with Nassau County, New York. In addition, our first quarter gross margin increased to 36% from 34% last year."



                                     -MORE-

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Tyler Technologies Reports First Quarter 2003 Earnings
May 1, 2003
Page 2



Mr. Yeaman added, "Including the cash we received from the sale of our investment in HTE, we ended the quarter with cash and short-term investments of over $45 million. As we previously stated, we believe that the repurchase of Tyler common stock represents an excellent opportunity for the use of a portion of our excess cash. During the first quarter of 2003, we repurchased in the open market 875,200 shares of Tyler common stock at an average cost of $3.77 per share. We also recently announced a modified "Dutch auction" tender offer to repurchase up to 4.2 million additional shares of our stock at a price between $3.60 and $4.00 per share. That tender offer will close on May 12, 2003, unless extended by Tyler.

"Our outlook for 2003 remains positive and our guidance for the full year 2003 is unchanged, except for the addition of the gain on the sale of our investment in HTE. We still expect that total revenues will grow between 8% and 10% over 2002, and fully diluted earnings per share for the year 2003 is expected to be between $0.50 and $0.52 per share, including $0.34 from the gain on the sale of our investment in HTE. EBITDA is expected to be $44 - $46 million for 2003, including the $23 million gain on the sale of the HTE investment," noted Mr. Yeaman.

Tyler Technologies has scheduled a conference call for May 2 at 10:00 a.m. Central Time, to discuss the Company's first quarter 2003 earnings. The conference call can be accessed by visiting the Company's homepage at http://www.tylertechnologies.com. A replay will be available on Tyler's Web site following the conference call.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services to local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler's client base includes nearly 6,000 local government offices in 49 states, Canada and Puerto Rico. More information about Tyler Technologies can be found on the World Wide Web at www.tylertechnologies.com.

Tyler Technologies, Inc. has included in this press release "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company's customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                          (Comparative results follow)

                                      ####








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                            TYLER TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                                               MARCH 31,
                                                 2003         December 31,
                                              (unaudited)        2002
                                              ------------   --------------
ASSETS

Current assets:
     Cash and cash equivalents                $     30,044   $       13,744
     Short-term investments                         15,001               --
     Accounts receivable, net                       33,522           33,510
     Other current assets                            3,829            4,009
     Deferred income taxes                           1,197            1,197
                                              ------------   --------------
           Total current assets                     83,593           52,460

Property and equipment, net                          6,595            6,819
Investment in H.T.E., Inc.                              --           27,196
Goodwill and other intangibles, net                 83,104           82,886
Other                                                  297              484
                                              ------------   --------------

Total assets                                  $    173,589   $      169,845
                                              ============   ==============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                           $     43,886   $       40,226
Long-term obligations, less current portion             --            2,550
Deferred income taxes                                4,418            8,413
Shareholders' equity                               125,285          118,656
                                              ------------   --------------

Total liabilities and shareholders' equity    $    173,589   $      169,845
                                              ============   ==============

                            TYLER TECHNOLOGIES, INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                  (Amounts in thousands, except per share data)
                                   (unaudited)

                                                         Three Months Ended March 31,
                                                        -----------------------------
                                                             2003             2002
                                                        -------------   -------------
Revenues(1)                                             $      32,325   $      28,922
Cost of revenues(1)                                            20,681          19,188
                                                        -------------   -------------
Gross profit                                                   11,644           9,734

Selling, general and administrative expenses                    9,101           7,895
Amortization of acquisition intangibles                           785             834
                                                        -------------   -------------
Operating income                                                1,758           1,005

Realized gain on sale of investment in H.T.E., Inc.            23,233              --
Legal fees associated with investment in H.T.E., Inc.              --            (125)
Interest income                                                     9              37
                                                        -------------   -------------

Income before income taxes                                     25,000             917
Income tax provision                                            7,704             355
                                                        -------------   -------------
Net income                                              $      17,296   $         562
                                                        =============   =============


Earnings per common share:
   Basic                                                $        0.38   $        0.01
                                                        =============   =============
   Diluted                                              $        0.36   $        0.01
                                                        =============   =============

EBITDA(2)                                               $      27,145   $       2,972
                                                        =============   =============
EBITDA per diluted share                                $        0.57   $        0.06
                                                        =============   =============

Weighted average common shares outstanding:
   Basic                                                       45,951          47,386
   Diluted                                                     47,738          49,725

(1) Previously reported net revenues and cost of revenues were recast to reclassify as revenues certain expenses reimbursable from customers.

(2) EBITDA consists of income before interest, income taxes, depreciation and amortization. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States
         (GAAP), we believe that EBITDA is widely used as a measure of operating performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. The following reconciles EBITDA to income before income taxes for the periods presented.

                                                                      Three Months Ended March 31,
                                                                     ------------------------------
                                                                          2003             2002
                                                                     -------------    -------------
  Income before income taxes                                         $      25,000    $         917
  Amortization of acquisition intangibles                                      785              834
  Depreciation and other amortization included in cost of revenues
    and selling, general and administrative expenses                         1,369            1,258
  Interest income                                                               (9)             (37)
                                                                     -------------    -------------
  EBITDA (2003 includes $23,233 gross realized gain on sale
     of investment in H.T.E., Inc.)                                  $      27,145    $       2,972
                                                                     =============    =============